Exhibit 4.1(c)

AMENDMENT TO THE SECOND AMENDED AND RESTATED TRUST
AGREEMENT OF ACCUSHARES COMMODITIES TRUST I

This Amendment (this “Amendment”), dated as of September 29, 2015, by ACCUSHARES INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company, as sponsor (the “Sponsor”) of AccuShares Trust I (formerly known as AccuShares Commodities Trust I) (the “Trust”), amends that certain Second Amended and Restated Trust Agreement of the Trust, made and executed as of June 16, 2014 (the “Trust Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Trust Agreement.

WHEREAS, pursuant to Section 13.1 of the Trust Agreement the Sponsor may amend any provision of the Trust Agreement without the consent of any Shareholder, and without the consent of the Trustee provided that the amendment does not adversely affect any of the Trustee’s rights, powers, duties, obligations, liabilities or responsibilities under the Trust Agreement;

WHEREAS, on June 5, 2015, the Sponsor entered into an amendment to the Trust Agreement, which amendment was filed with the Securities and Exchange Commission in a Current Report on Form 8-K on June 8, 2015;

WHEREAS, the Sponsor desires to further amend the Trust Agreement to change the underlying index of the AccuShares S&P GSCI Crude Oil Spot Fund (the “Crude Oil Fund”) from the S&P GSCI Crude Oil Spot Index to the AccuShares S&P GSCI Crude Oil Excess Return Index;

WHEREAS, the Sponsor desires to further amend the Trust Agreement to change the name of the Crude Oil Fund from the “AccuShares S&P GSCI Crude Oil Spot Fund” to “AccuShares S&P GSCI Crude Oil Excess Return Fund;”

WHEREAS, the Sponsor desires to further amend the Trust Agreement to form and create the Accushares S&P 500 VIX Front-Month Futures Index Fund as a separate and segregated series of the Trust, with two Classes of Shares;

WHEREAS, the Sponsor has determined that this Amendment does not adversely affect any of the Trustee’s rights, powers, duties, obligations, liabilities or responsibilities under the Trust Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 13.1 of the Trust Agreement, the Sponsor hereby amends the Trust Agreement as follows:

1. The Trust Agreement is hereby amended to change the references to the Crude Oil Fund in Sections 3.2, 4.2, 4.3, 4.9 and 4.11 and in the Forms of Global Certificate from “AccuShares S&P GSCI Crude Oil Spot Fund” to “AccuShares S&P GSCI Crude Oil Excess Return Fund.”

2. The Trust Agreement is hereby amended to change the references to the Crude Oil Fund’s Classes in Sections 4.2 from “AccuShares S&P GSCI Crude Oil Spot Up Shares” and “AccuShares S&P GSCI Crude Oil Spot Down Shares” to “AccuShares S&P GSCI Crude Oil Excess Return Up Shares” and “AccuShares S&P GSCI Crude Oil Excess Return Down Shares,” respectively.

3. The Trust Agreement is hereby amended to create, designate and organize a new series of the Trust (the “New Fund”).

a. The New Fund shall be designated as the “Accushares S&P 500 VIX Front-Month Futures Index Fund.”

b. The New Fund shall have two separate Classes, designated as the “Accushares S&P 500 VIX Front-Month Futures Index Up Shares” and the “Accushares S&P 500 VIX Front-Month Futures Index Down Shares.”

c. The New Fund shall have an Underlying Index designated as the “Accushares S&P 500 VIX Front-Month Futures Index.”

d. The New Fund and its Classes and Shares shall have the same relative rights, powers and preferences as each Initial Fund of the Trust, other than AccuShares Spot CBOE VIX Fund.

e. The Closing Trading Price Deviation from Class Value per Share of Any Fund Class and Duration of Deviation applicable to the New Fund pursuant to Section 4.11 of the Trust Agreement shall be 10% and three consecutive business days, respectively.

f. Any officer of the Sponsor is authorized to certify that this Amendment is a “Series Supplement” for the purposes of Section 3.2 of the Trust Agreement.

4. The Trust Agreement is hereby amended to delete Section 4.3(b) in its entirety and replace it with the following:

“(b) At any time, the Sponsor may, in its sole and absolute discretion, replace the Underlying Index of any Initial Fund with a different index, and such index shall be such Fund’s Underlying Index as of such time and, solely for purposes of determining, following adoption of such index, the level of such index as of the Prior Distribution Date, as of the Prior Distribution Date; provided, however, that no such substitution may result in (i) a change in the Class Values per Share of the Fund that is the subject of the substitution at the time of substitution; or (ii) (x) a change in the referenced commodity or commodities tracked by the original Underlying Index, in the case of the AccuShares S&P GSCI Spot Fund, the AccuShares S&P GSCI Agriculture and Livestock Spot Fund, the AccuShares S&P GSCI Industrial Metals Spot Fund, the AccuShares S&P GSCI Crude Oil Excess Return Fund, the AccuShares S&P GSCI Brent Oil Spot Fund or the AccuShares S&P GSCI Natural Gas Spot Fund, or (y) the Fund no longer tracking measures of stock market price volatility, in the case of the AccuShares Spot CBOE VIX Fund and the AccuShares S&P 500 VIX Front-Month Futures Index Fund. The Sponsor shall provide notice of any such substitution to the affected Fund’s Shareholders by such means and within such time as may be required by applicable laws and regulations or the rules of the Exchange or otherwise as the Sponsor may determine in its sole and absolute discretion.”

5. The Trust Agreement is hereby amended to delete Section 4.9(a) in its entirety and replace it with the following:

“(a) Each Initial Fund will effect (i) a distribution on its Up Shares when the Class Value per Share of its Up Shares (after adjusting for any Net Income Distribution for such Shares) is greater than the Class Value per Share of its Down Shares (after adjusting for any Net Income Distribution for such Shares), and (ii) a distribution on its Down Shares when the Class Value per Share of its Down Shares (after adjusting for any Net Income Distribution for such Shares) is greater than the Class Value per Share of its Up Shares (after adjusting for any Net Income Distribution for such Shares) as of (X) the 15th day of each calendar month for each Initial Fund other than the AccuShares S&P 500 VIX Front-Month Futures Index Fund or (Y) the third Tuesday of each calendar month for the AccuShares S&P 500 VIX Front-Month Futures Index Fund, or in either case the next following business day if the scheduled Regular Distribution Date is not a business day (each such distribution, a “Regular Distribution”).”

6. Each reference in the Trust Agreement to “this Agreement,” “thereunder,” “thereof,” “herein” or words of like import referring to the Trust Agreement shall mean and be a reference to the Trust Agreement as amended by this Amendment. The Trust Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms as amended by this Amendment.

7. This Amendment may be executed in one or more facsimile or original counterparts, each of which when executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

8. All questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment shall be governed by the internal law of the State of Delaware, including the DSTA. As between the Sponsor, on the one hand, and the Shareholders, on the other hand, the Sponsor may construe any of the provisions of this Amendment insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Sponsor in good faith shall be conclusive and binding on the Shareholders as to the meaning to be given to such provisions notwithstanding any other provision of this Amendment. In construing this Amendment, the presumption shall be in favor of a grant of power to the Sponsor.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Sponsor has executed this Amendment as of the date above first written.

ACCUSHARES INVESTMENT MANAGEMENT, LLC
as Sponsor

By:	_/s/ Jack Fonss______
Name:	Jack Fonss
Title:	Chief Executive Officer

[Signature Page – Amendment to Trust Agreement]